EXHIBIT 10.40

[SEARS HOLDINGS LETTERHEAD]

September 7, 2011

Mr. William K. Phelan

Senior Vice President, Controller and Chief Accounting Officer

Dear Bill,

To acknowledge the individual contributions you have made to the Company and the critical role you play in our future success, you have been selected to receive a retention award and an annual base salary increase effective August 16, 2011, subject to you signing a new Executive Severance Agreement.

The key elements of your new compensation package are as follows:

	Current		New
Salary	$450,000		$525,000
AIP Target	315,000	70%	367,500	70%
Total Targeted Cash Comp	$765,000		$892,500
LTIP Target*	675,000	150%	787,500	150%
Total Targeted Direct Comp	$1,440,000		$1,680,000

*	2011 LTIP Target Award will equal 100% of $450,000, your base salary in effect as of April 27, 2011.

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As noted, your annual incentive opportunity will remain at 70% of your base salary under Sears Holdings Annual Incentive Plan (“AIP”). Any incentive payable under the 2011 AIP will be prorated based on the amount of time spent at each salary level through January 28, 2012, the last day of Sears Holdings 2011 fiscal year. Any annual incentive payable with respect to a fiscal year will be paid by April 15th of the following fiscal year, provided that you are actively employed at the payment date.

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You will continue to be eligible to participate in the Sears Holdings Corporation 2011 Long-Term Incentive Program (“2011”) at 150% of your base salary in effect as of April 27, 2011 (the effective date of the 2011 LTIP, not based on your increased annual base salary). Any reward under the 2011 LTIP will continue to be determined based on the achievement of the financial goals (100% SHC LTIP EBITDA). Further details regarding your 2011 LTIP will be provided to you in the near future.

In addition, you will receive a retention award equal to $400,000 at the time of grant. The award is based 50% on a cash award and 50% on a restricted stock award, both of which will vest in installments over the next three years. The grant date for the restricted stock award is September 1, 2011, determined by dividing the restricted stock award amount by the reported closing price of a share of the Company’s common stock on the grant date, rounded to the nearest (up or down) whole share. The award amounts and payment/vesting schedule are as follows:

•	Cash Award: $200,000

•	September 1, 2012: $50,000 payable

•	September 1, 2013: $50,000 payable

•	September 1, 2014: $100,000 payable

•	Restricted Stock Award: $200,000 (Note: Due to rounding, the actual award amount may vary slightly based on the number of shares granted.)

•	September 1, 2012: $50,000 vests

•	September 1, 2013: $50,000 vests

•	September 1, 2014: $100,000 vests

Mr. William K. Phelan

September 7, 2011

Attached is a Retention Award Agreement for your signature, setting out the specific terms of this retention award.

As noted above, this award is contingent upon your signing a new Executive Severance Agreement (“Agreement”). If your employment with SHC is terminated by SHC (other than for Cause, death or Disability) or by you for Good Reason (as such capitalized terms are defined in the Agreement), you will receive twelve (12) months of salary continuation, equal to your base salary at the time of termination, the second six (6) months of the salary continuation will be subject to mitigation. Under the Agreement, you agree, among other things, not to disclose confidential information and for twelve (12) months following employment not to solicit employees. You also agree not to aid, assist or render services for any “Sears Competitor” or “Sears Vendor” (as such terms are defined in the Agreement) for twelve (12) months following termination of employment. The non-disclosure, non-solicitation, non-compete and non-affiliation provisions apply regardless of whether you are eligible for severance benefits under this Agreement.

Bill, we are excited about the important contributions you will continue to make to the company as a member of the Executive Leadership Team. If you need additional information or clarification, please call.

In acknowledgement and acceptance of this increase in compensation, please sign below and return this letter along with your signed Executive Severance Agreement and Retention Award Agreement to me.

Sincerely,

/s/ J. David Works

J. David Works

Accepted:

/s/ William K. Phelan	9/07/2012
William K. Phelan	Date